Exhibit 99.1

Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Appoints New Board Member

Bristol, Va., Feb. 22, 2012—Alpha Natural Resources (NYSE:ANR), a leading U.S. coal supplier, today announced the appointment of Deborah M. Fretz to the company's board of directors.

Ms. Fretz was the President and Chief Executive Officer of Sunoco Logistics Partners (NYSE: SXL) from its initial public offering in 2002 until her retirement in July 2010. Sunoco Logistics is a publicly-traded master limited partnership that was formed to acquire, expand, own and operate a geographically diverse group of crude oil and refined products pipelines, terminals and storage facilities that currently operates in eleven states.

Ms. Fretz also serves as a board member of GATX Corp. (NYSE: GMT), a Chicago-based global transportation services firm, and Niska Gas Storage Partners L.P. (NYSE: NKA), an independent owner and operator of natural gas storage in North America. She also currently serves as a director of the Federal Reserve Bank of Philadelphia. Ms. Fretz holds a Bachelor of Science degree in Biology/Chemistry from Butler University and an MBA from Temple University. She completed the Senior Executive Program through MIT’s Sloan School.

"We are pleased to welcome Debbie Fretz as a member of Alpha’s board of directors," said Michael Quillen, Chairman. "Her knowledge of energy, logistics and storage companies, coupled with her broad managerial and financial background, brings additional depth to our board's collective expertise and positions us for continued growth and success in the coal industry. I look forward to working with Debbie in our efforts to bring additional value to our stockholders and many stakeholders."

Fretz joins current board members: Michael Quillen, William J. Crowley, Jr., Kevin S. Crutchfield, E. Linn Draper, Jr. Glenn A. Eisenberg, P. Michael Giftos, Joel Richards, III, James F. Roberts, and Ted G. Wood.

About Alpha Natural Resources

Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 120 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries.  More information about Alpha can be found on the company’s Web site at www.alphanr.com.

Media Contact

Rick Nida
Tel. 276-739-5304
Email: rnida@alphanr.com

One Alpha Place  •  P.O. Box  •  16429  •  Bristol, Virginia  24209  •  866-322-5742  •  276-619-4410  •  www.alphanr.com